Exhibit 15(d)

                    LETTER ON UNAUDITED FINANCIAL INFORMATION

June 6, 1997

Southwestern Public Service Company:

We are aware that Southwestern Public Service Company has incorporated by reference in this Registration Statement (Form S-8) pertaining to the registration of New Century Energies, Inc. common stock for the benefit plans listed on the cover of the Registration Statement, its Form 10-Q for the quarter ended March 31, 1997, which includes our report dated June 5, 1997, covering the unaudited condensed consolidated financial statements contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



                                 Very truly yours,




                                 /s/ Arthur Andersen LLP







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